EXHIBIT 10.24
MULTI-TENANT NET LEASE AGREEMENT
QUANTUM CORPORATION
525 SYCAMORE DRIVE, MILPITAS, CALIFORNIA

1. PARTIES

THIS LEASE, dated April 15, 1993, is entered into by and between Milpitas Realty Delaware, Inc., (hereinafter referred to as "Landlord") and Quantum Corporation, a Delaware Corporation, whose address is 500 McCarthy Blvd., Milpitas, California 95035, (hereinafter referred to as "Tenant"), and shall be effective on the date set forth above.

2. PREMISES

2.1	Landlord hereby leases to Tenant, and Tenant hereby leases
from Landlord, upon the terms, conditions and covenants hereinafter set forth, approximately 93,324 rentable square feet of floor space (the "Premises") located as shown on Exhibit A-l; hereto, within the building (the "Building") commonly known as 525 Sycamore Drive, Milpitas, California, together with the right to the reasonable, and nonexclusive use of the Common Areas (defined in paragraph 2.3).

2.2	The Term "Property" shall mean that certain land together
with all buildings and improvements thereon and appurtenances thereto, consisting of 3 buildings on approximately 14.03 acres and containing a total rentable area of approximately 216,438 square feet, commonly known as Sycamore Business Park in the city of Milpitas, California, all as more particularly shown on Exhibit "A-2" attached hereto and made a part hereof.

2.3	The term "Common Areas" shall mean all areas and facilities
within the Property, except for the building(s), provided and designated by Landlord for the general use and convenience of Tenant and other tenants of all or any part of the Property including, without limitation, parking areas, access and perimeter roads, sidewalks, landscaped areas, recreation areas, service areas, trash disposal facilities. These areas and facilities shall be subject to the reasonable rules and regulations and changes thereof from time to time, promulgated by Landlord governing the use of said Common Areas.

Landlord shall have the right, in Landlord's sole reasonable discretion, from time to time:

(a)	To make changes to the Common Areas, including, without
limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (c) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Property, or any portion thereof; (d) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and the Property as Landlord may, in the exercise of good faith business judgment, deem to be appropriate.

2.4	The term "Tenant's Proportionate Share" shall mean the
percentage obtained by dividing the occupied rentable area of the Premises by the total rentable area within the Property. The Tenant's Proportionate Share when fully occupied is agreed to be forty-three and 12/100 percent (43.12%) for the purpose of the Lease.

3. TERM

3.1	The term of this Lease (the "Term") shall be a period of
thirty-six (36) months, commencing on August 1, 1993 and terminating on July 31, 1996, unless sooner terminated as provided herein.

3.2	Tenant agrees that if Landlord, for any reason whatsoever,
is unable to deliver possession of the Premises on the commencement date, Landlord shall not be liable to Tenant for any loss or damage therefrom, nor shall this Lease be void or voidable; but in such event the commencement date shall be postponed until the date when Landlord can deliver possession and the expiration of the Lease term shall be thirty-six (36) months after such commencement date. No delay in delivery of possession shall operate to extend the term hereof or the date for adjustment of rental or exercise of any option set forth herein.

3.3	Tenant shall be permitted to occupy the Premises upon full
execution of the lease, prior to commencement of the Lease Term and after the date of this Lease, for the purpose of constructing Tenant Improvements pursuant to Exhibit B. Such occupancy shall be subject to each and every provision of this Lease, except that Tenant shall not be obligated to pay Base Monthly Rent until commencement of the Lease Term. The Premises are separately metered for gas and electricity. Tenant shall contract with and directly pay the provider thereof during Tenant's occupancy pursuant to this Paragraph 3.3 and throughout the Lease Term.

4. RENT

4.1	Tenant shall pay in lawful money of the United States to
Landlord, for each month of the term of this Lease, "Base Monthly Rent" in the amount of $0.61 times the total number of square feet in the Premises. The Base Monthly Rent will be fifty-six thousand nine hundred twenty-seven dollars and 64/100 ($56,927.64). First month's advanced rental for the first month's rent under the Lease shall be due upon execution of this Lease. If the commencement date is not the first (1st) day of a month, or if the termination date is not the last day of a month, a prorated monthly installment based on a thirty (30) day month shall be paid at the then current rate for the fractional month during which the Lease commences or terminates.

4.2	All sums of money or charges required to be paid by Tenant
hereunder shall be deemed rental for the Premises and may be designated as such in any statutory notice to pay rent or quit the Premises

5. LATE PAYMENT CHARGES AND INTEREST

5.1	Tenant acknowledges that late payment by Tenant to Landlord
of Rent and other charges provided for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impracticable to fix. Such costs include, but are not limited to, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and notes secured by any encumbrance covering the Premises, or late charges and penalties due to late payment of Real Property Taxes due on the Premises. Therefore, if any installment of Rent or any other charge due from Tenant is not received by Landlord within seven (7) days due from Tenant, Tenant shall pay to Landlord an additional sum equal to five percent (5 %) of the amount overdue as a late charge for every month or portion thereof that the rent or other charges remain unpaid. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant's default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

5.2	All amounts of money payable by Tenant to Landlord
hereunder, if not paid when due, shall bear interest from the due date until paid at an annual rate equal to the lesser of twelve percent (12%) or the highest rate legally permitted (the "Agreed Interest Rate").

6. USE OF THE PREMISES AND COMPLIANCE WITH LAW

6.1	Tenant shall use the Premises solely for office, light
manufacturing, repair and warehousing and shall not use the Premises for any other purpose. Tenant acknowledges that the Premises and the Property are subject to those certain covenants, conditions and restrictions recorded at Page 189, of Book E545, of the Official Records of Santa Clara County, State of California, on June 5, 1979, (hereinafter referred to as the "CC&R's"). Tenant further acknowledges that it has read the CC&R's and knows the contents thereof. Throughout the term of this Lease, and any extensions thereof, Tenant shall faithfully and timely perform and comply with the CC&R's and any modification or amendments thereof and Tenant shall hold Landlord harmless and indemnify Landlord against any loss, expense, damage, attorney's fees or liability arising out of the failure of Tenant to so perform or comply with the CC&R's.

6.2	Tenant shall not use the Premises or suffer or permit
anything to be done in or about the Premises which will in any way increase Insurance Cost, or conflict with any law, statute, zoning restriction, ordinance or governmental law, rule, regulation or requirement of duly constituted public authorities now in force or which may hereafter be in force, or Board of Fire Underwriters requirements or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises or the Property. Tenant shall not commit any public or private nuisance or any other act or thing which might or would disturb the quite enjoyment of any other tenant or occupancy of the Property or any occupant of nearby property. Tenant shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load or which endanger the structure; or place any harmful liquids in the drainage systems; dump or store waste materials or refuse or allow such to remain in, on or about any part of the Premises outside of the Building, except in the enclosed trash area provided; and Tenant shall not store or permit to be stored or otherwise placed any materials of any nature whatsoever outside the Building.

6.3	Tenant shall, at its sole cost and expense, promptly comply
with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter be in force; with the requirements of any board of fire underwriters or other similar body now or hereafter constituted; with any direction or occupancy certificate issued pursuant to any law by any public officer or officers, as well as the provisions of all recorded documents affecting the Premises, insofar as any thereof relate to or affect the condition, use, or occupancy of the Premises.

7. CONDITION OF PREMISES

By entry hereunder, Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver the Premises. Tenant acknowledges that neither Landlord nor its agent(s) has made any representation or warranty as to the condition of the Premises or the Building, or as to the suitability or fitness of the Premises for the conduct of Tenant's business, or for any other purpose. Landlord has no obligation, and has made no promise, to alter, remodel, improve, repair, decorate, or paint the Premises or any part thereof, except as specifically herein set forth in Exhibit B.

8. TRADE FIXTURES, ALTERATIONS, AND LEASEHOLD IMPROVEMENTS

8.1	Trade Fixtures: Throughout the Lease Term, Tenant shall
provide to the Landlord a written list of all trade fixtures installed by Tenant at the Premises for the conduct of its business. All trade fixtures shall remain Tenant's property and may be removed by Tenant at anytime during the Lease Term. Trade fixtures shall include only movable equipment and other personal property of Tenant and shall exclude any alterations, additions, or improvements, including, but not limited to, heating, lighting, electrical, air conditioning, partitioning, drapery and carpet installation, millwork, and any equipment which is affixed to the Premises so that it cannot be removed without material damage to the Premises.

8.2	Leasehold Improvements: Tenant shall not make or suffer to
be made any alterations, additions, or improvements ("Leasehold Improvement") to, or of, the Premises or any part thereof, or attach any fixtures or equipment thereto, the cost of which shall exceed $10,000 or which affect the building structure, facade, HVAC, plumbing or electrical system, without first obtaining Landlord's approval, which approval may be withheld by Landlord in its absolute discretion. All such approved Leasehold Improvements shall be installed in compliance with the approved plans and specification by Tenant at Tenant's expense using a licensed contractor first approved by Landlord. All construction done by Tenant shall be done in accordance with all laws and regulations and in a good and workmanlike manner using new material of good quality. Tenant shall not commence construction of any Leasehold Improvements until (i) Landlord has approved the plans and specifications for such improvements, (ii) all required governmental approvals and permits shall have been obtained, (iii) all requirements regarding insurance imposed by this Lease have been satisfied, (iv) Tenant has given Landlord at least ten (10) business days prior written notice of its intention to commence such construction, (v) Tenant has notified Landlord of the commencement of construction on the day it commences, and (vi) if requested by Landlord, Tenant shall have obtained a lien and completion bond reasonably satisfactory to Landlord and contingent liability and broad form builders risk insurance in an amount satisfactory to Landlord. Landlord shall have the right at anytime to post notices of nonresponsibility or similar notices on the Premises in connection therewith. Upon completion of construction of such Leasehold Improvements, Tenant shall submit "as-built" plans to Landlord. All Leasehold Improvements shall immediately become the property of Landlord and, at the end of the term hereof, shall remain on the Premises, without compensation to Tenant, provided that Landlord shall have the right, by notice to Tenant prior to the end of the term, to require Tenant to remove all or part of the Leasehold Improvements, in which event Tenant shall promptly restore the Premises to their condition prior to the installation of the Leasehold Improvements. Notwithstanding the foregoing, Tenant shall not be required to remove the initial Leasehold Improvements pursuant to Exhibit B.

8.3 Liens:	Tenant shall keep the Premises free from any liens and
shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Premises. If any claim of lien is recorded, Tenant shall bond against or discharge the same within ten
(10) days after the same has been recorded against the Premises.

9. COMMON AREAS

9.1	Landlord hereby grants to Tenant, its employees, customers
and invites a non-exclusive license to use all Common Areas on the Property, subject to the terms and conditions of this Lease. The surface parking facilities on the Common Areas shall be available for the automobiles of Tenant and other occupants and tenant of the Property and their respective customers, employees and invites on a non-assigned non-exclusive basis.

9.2	Landlord shall operate, manage and maintain all Common
Areas. Landlord shall at all times have exclusive control of the Common Areas and may at any time temporarily close any part thereof, exclude and restrain anyone from any part thereof, except the bona fide customers, employees and invites of Tenant and other occupants and tenants of the Property who use the Common Areas in accordance with the rules and regulations as Landlord may from time to time promulgate, and may change the configuration or location of the Common Areas. In exercising any such rights Landlord shall make a reasonable effort to minimize any disruption to Tenant's business.

10. OPERATING EXPENSES

10.1	Tenant agrees to pay Tenant's Proportionate Share of all
costs and expenses as may be paid or incurred by Landlord in the maintenance and operation of the Property (hereinafter referred to as the "Operating Expenses") during the term of this Lease. The Operating Expenses shall include, without limitation, wages, salaries, benefits and payroll burden of employees to the extent the employees are directly included in the management, operation, repair and maintenance of the Property; management fees; janitorial; maintenance, guard and other services; outside area repair and maintenance, including landscape maintenance and replacement, concrete walkway curbs and paved parking areas, pest control services, power, water, waste disposal and other utilities for Common Areas; materials and supplies; maintenance and repairs; license costs; insurance premiums, and the deductible portion of any insured loss under Landlord's insurance; depreciation on equipment and other personal property and the costs of any capital improvements made to the Building by Landlord that are for the purpose of reducing other Operating Expenses, that are required for the health and safety of Tenants, or that are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed, such costs or allocable portion thereof to be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the rate of 12% per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements. Operating Expenses shall not include Real Property Taxes, real estate brokers' commissions, debt service on the Property, or capital improvements, other than those specifically referred to above.

10.2	From and after the commencement date for this Lease, Tenant
shall pay Landlord on the first day of each calendar month during the term of this Lease, an amount estimated by Landlord to be Tenant's Proportionate Share of such the Operating Expenses. The foregoing estimated monthly charge may be adjusted by Landlord at the end of any calendar quarter on the basis of Landlord's experience and reasonably anticipated costs. Any such adjustment shall be effective as of the calendar month next succeeding receipt by Tenant of written notice of such adjustment.

10.3	Within ninety (90) days following the end of each calendar
year Landlord shall furnish Tenant a statement covering the calendar year just expired, showing the total of such Operating Expenses, the amount of Tenant's Proportionate Share of such Operating Expenses for such calendar year and the payments made by Tenant with respect to such period. If Tenant's share of such Operating Expenses exceeds Tenant's payments so made, Tenant shall pay Landlord the deficiency within ten
(10) days after receipt of such statement. If said payments exceed Tenant's share of such Operating Expenses, Tenant shall be entitled to offset the excess against payments next thereafter to become due to Landlord pursuant to this Article. There shall be appropriate pro rata adjustment of the estimated Operating Expenses as of the commencement of rentals and expiration of the term of this Lease, if such commencement or expiration shall occur other than on the first or last day of the month. The termination of this Lease shall not affect the obligations of Landlord and Tenant to make the adjustment required herein after such termination.

10.4	Tenant's Proportionate Share of Operating Expenses shall be
payable as additional rent hereunder. Failure of Tenant to pay any such additional rent required under this Article shall constitute a default under the terms of this Lease in like manner as failure to pay Base Monthly Rent when due.

11. REAL PROPERTY TAXES

11.1	Real Property Taxes Defined: The term "Real Property Taxes"
as used herein shall mean all real property taxes and personal property taxes, licenses, charges, and assessments which are levied, assessed, or imposed by any governmental or quasi-governmental authority, improvement or assessment district with respect to the Property or any other fixtures, improvements, equipment, or other property of Landlord, real or personal, located on the Property and used in connection with the operation thereof, whether or not now customary or in within the contemplation of the parties hereto, including, without limitation, any taxes, charges, or assessments for public improvements, services, or benefits, irrespective of when commenced or completed, transfer tees, housing funds, education funds, street, highway, or traffic fees, as well as any taxes which shall be levied or assessed in addition to or in lieu of such taxes, any charge upon Landlord's business of leasing of the Property, and any cost or expenses of such taxes, licenses, charges, or assessments, that exclude any federal or state income or gift tax, or any franchise, capital stock, estate or inheritance taxes. In the event that it shall not be lawful for Tenant to reimburse Landlord for Tenant's Proportionate Share of any real property tax, the rent payable to the Landlord under this Lease shall be revised to yield to Landlord the same net rent from the Premises after imposition of any such tax upon Landlord as would have been received by Landlord hereunder prior to the imposition of any such tax.

11.2	Tenant's Obligation to Reimburse: As additional rent, Tenant shall pay to Landlord Tenant's Proportionate Share of all Real Property Taxes which become due during or with respect to the Lease term. Tenant shall pay Tenant's Proportionate Share of such Real Property Taxes within ten (10) days after being billed for the same by Landlord. If requested by Tenant in writing within thirty (30) days of receipt of a bill for such Real Property Taxes, Landlord shall furnish Tenant with such evidence as is reasonably available to Landlord with respect to the amount of any Real Property Tax which is part of such bill. Tenant may not withhold payment of such bill pending receipt and/or review of such evidence. If any lender requires Landlord to impound Real Property Taxes on a periodic basis during the Lease Term, then Tenant, on notice from Landlord indicating this requirement, shall pay a sum of money toward its liability under this subparagraph to Landlord on the same periodic basis as required by such lender. Landlord shall impound the Real Property Tax payments received form Tenant in accordance with the requirements of the Lender. In the event the Building is sold during the primary lease term, Lessor shall be 100% responsible for the increase in real estate taxes over the then-current base.

11.3	Taxes and Other Charges payable by Tenant. In addition to
the monthly rental and other charges to be paid by Tenant hereunder, Tenant shall pay or reimburse Landlord for any and all of the following, whether or not now customary or in the contemplation of the parties hereto: taxes (other than local, state, and federal, personal, or corporate income taxes measured by the net income of Landlord from all sources), assessments (including, without limitation, all assessments for public improvements, services, or benefits, irrespective of when commenced or completed), excises, levies, business taxes, license, permit, inspection and other authorization fees, transit-development fees, assessments or charges for housing funds, service payments in lieu of taxes, and any other fees or charges of any kind which are levied, assessed, confirmed or imposed by any public authority: (a) upon, measured by, or reasonably attributable to, the cost or value of Tenant's equipment, furniture, fixtures, and other personal property located in the Premises, or by the cost of any Leasehold Improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements shall be in Tenant or Landlord; (b) upon or measured by the monthly rental or other charges payable hereunder, including, without limitation, any gross income tax or excise tax levied by the city, county, state, Federal Government or any other governmental body with respect to the receipt of such rental; (c) upon, with respect to, or by reason of, the development, possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Premises or any portion thereof; (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. In the event that it shall not be lawful for Tenant so to reimburse Landlord, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such tax or other charge upon Landlord as would have been payable to Landlord prior to the imposition of any such tax or other charge.

12. WASTE DISPOSAL AND UTILITIES

12.1	Waste Disposal: Tenant shall store its waste either inside
the Premises or in containers with lids that are kept closed (e.g., "dumpsters") located within outside trash enclosures that are (l) fully fenced and screened in compliance with all CC&R's and the Rules and Regulations, and (ii) designed for such purpose. Except when wastes are actually being placed in trash enclosures, all entrances to such outside trash enclosures shall be kept closed, and waste shall be stored in containers in such manner so that the container lids are kept closed and such waste is not visible from the exterior of such outside enclosures. Tenant shall cause all of its waste to be regularly removed from the Premises at Tenant's sole cost. Tenant shall keep all fire corridors and mechanical equipment rooms in the Premises free and clear of all obstructions at all times.

12.2	Utilities: Tenant shall pay for all gas, electricity, heat,
cooling energy, telephone, janitorial service, water, waste-disposal, refuse-collection and other utility-type services furnished to Tenant or the Premises, together with all related installation or connection charges or deposits. Landlord shall designate which of the above utilities shall be separately metered to the Premises, and, as to such utilities, Tenant shall pay the costs of metering and shall contract directly with and shall directly pay the provider of such services. Landlord reserves the right, at any time or from time to time during the term of the Lease, to require any of the above utilities to be separately metered to the Premises, at Tenant's expense, or any of the above services to be contracted for directly by Tenant. Landlord shall furnish the Premises with any of the above services and utilities not designated by Landlord for direct contracting or metering, and the expense thereof shall be included in the Operating Expenses, of which Tenant shall pay its Proportionate Share pursuant to 10 above, provided that Tenant shall promptly reimburse Landlord upon demand for the cost of such utilities or services used on the Premises in excess of the average level of such services consumed by other tenants of the Property. Landlord shall not be liable in damages, consequential or otherwise, nor shall there be any rent abatement or right on the part of Tenant to terminate this Lease, arising out of any interruption whatsoever in utility services which is due to fire, accident, strike, governmental authority, acts of God or other causes beyond the reasonable control of Landlord, or any temporary interruption in such services which is necessary to the making of alterations, repairs, or improvements to the Premises, the Building, or the Property or any part thereof.

13. ENVIRONMENTAL MATTERS

13.1	Tenant and the Premises will remain in compliance with all
applicable laws, ordinances, and regulations (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including those statutes, laws, regulations, and ordinances identified in subparagraph 13.7, all as amended and modified from time to time (collectively, "environmental laws"). All governmental permits relating to the use or operation of the Premises required by applicable environmental laws are and will remain in effect, and tenant will comply with them.

13.2	Tenant will not permit to occur any release, generation,
manufacture, storage, treatment, transportation, or disposal of "hazardous material," as that term is defined in subparagraph 13.7, on, in, under, or from the Premises. Tenant will promptly notify Landlord, in writing, if Tenant has or acquires notice or knowledge that any hazardous material has been or is threatened to be released, discharged, disposed of, transported, or stored on, under, or from the Premises, Tenant, at its own cost and expense, will immediately take such action as is necessary to detain the spread of and remove the hazardous material to the complete satisfaction of Landlord and the appropriate governmental authorities. Notwithstanding the foregoing or anything herein to the contrary, Tenant shall have no liability or responsibility with respect to any hazardous substances existing on the Premises prior to Tenant's occupancy, provided that Tenant shall notify Landlord of any such condition if Tenant at any time acquires actual knowledge thereof.

13.3	Tenant will immediately notify Landlord and provide copies
upon receipt of all written complaints, claims, citations, demands, inquiries, reports or notices relating to the condition of the Premises or compliance with environmental laws. Tenant will promptly cure and have dismissed with prejudice any such actions and proceedings to the satisfaction of Landlord. Tenant will keep the Premises free of any lien imposed pursuant to any environmental law.

13.4	Landlord will have the right at all reasonable times and
from time to time to conduct environmental audits of the Premises, and Tenant will cooperate in the conduct of each audit. The audits will be conducted by a consultant of Landlord's choosing. If any hazardous material introduced during tenant's possession is detected or if a violation of any of the warranties, representations, or covenants contained in this paragraph is discovered, the fees and expenses of such consultant will be borne by Tenant and will be paid as additional rent under this Lease on demand by Landlord.

13.5	If Tenant fails to comply with any of the foregoing
warranties, representations, and covenants, Landlord may cause the removal (or other cleanup acceptable to Landlord) of any hazardous material from the Property. The costs of hazardous material removal and any other cleanup (including transportation and storage costs) will be additional rent under this Lease, whether or not a court has ordered the cleanup, and such costs will become due and payable on demand by Landlord. Tenant will give Landlord, its agents, and employees access to the Premises to remove or otherwise clean up any hazardous material. Landlord, however, has no affirmative obligation to remove or otherwise clean up any hazardous material, and this Lease will not be construed as creating any such obligation.

13.6	Tenant agrees to indemnity, defend (with counsel reasonably
acceptable to Landlord and at Tenant's sole costs), and hold Landlord and Landlord's affiliates, shareholders, directors, officers, employees, and agents free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind (including attorneys' and experts' fees and expenses and fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding) that may at any time be imposed upon, incurred by, or asserted or awarded against Landlord or any of them in connection with or arising from or out of:

(a)	any hazardous material on, in, under, or affecting all or
any portion of the Premises;

(b)	any misrepresentation, inaccuracy, or breach of any
warranty, covenant, or agreement contained or referred to in this Article;

(c)	any violation or claim of violation by Tenant of any
environmental law;

(d)	the imposition of any lien for the recovery of any
environmental law; or cleanup or other response costs relating to the release or threatened release of hazardous material. This indemnification is the personal obligation of Tenant and will survive termination of this Lease. Tenant, its successors, and assigns waive, release, and agree not to make any claim or bring any cost recovery action against Landlord under CERCLA, as that term is defined in subparagraph 13.7, or any state equivalent or any similar law now existing or enacted after this date. To the extent that Landlord is strictly liable under any such law, regulation, ordinance, or requirement, Tenant's obligation to Landlord under this indemnity will likewise be without regard to fault on the part of Tenant with respect to the violation or condition that results in liability to Landlord.

13.7	For purposes of this Lease, "hazardous materials" means: (i)
"hazardous substances" or "toxic substances" as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. Section 901, et seq., or Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, or the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801, all as amended and amended after this date; (ii) "hazardous wastes," as that term is defined by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901, et seq., as amended and amended after this date; (iii) any pollutant or contaminant or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material, all as amended or amended after this date; (iv) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (v) any radioactive material, including any source, special nuclear or byproduct material as defined in 42 U.S.C.
Section 2011, et seq., as amended and amended after this date; (vi) asbestos in any form or condition; and (vii) polychlorinated biphenyls
(PCBs) or substances or compounds containing PCBs.

13.8	Certain De Minimis Substances. Permitted Substances

13.8.1 Landlord recognizes that the fluids and toner materials used in current office photocopying equipment and in chemical compounds routinely used for light office cleaning and housekeeping may contain chemicals which are Hazardous Materials. Landlord agrees that the provisions of Article 13 shall not be regarded as prohibiting Tenant's use of such normal office materials so long as the quantities are limited to amounts required for normal office use and the materials are contained, stored and used in conformity with manufacturers' recommendations and all applicable laws, statutes, ordinances, regulations and orders now existing or hereinafter enacted.

13.8.2 To the extent any of the substances enumerated in Exhibit
"C" ("Permitted Substances") attached hereto, initialed and made a part hereof, are Hazardous Materials, this Article shall not prohibit Tenant's use and storage of such Permitted Substances in the Premises. Notwithstanding Landlord's consent to Tenant's use and storage of the Permitted Substances in the Premises, however, Tenant shall nonetheless comply with each and every other provision of this Article in its use and handling of the Permitted Substances, and Tenant shall not be relieved of its other obligations and agreements set forth in this Article which pertain or may pertain to the Permitted Substances.

14. REPAIR AND MAINTENANCE

14.1	Tenant's Obligation to Maintain: Except as otherwise
provided in paragraph 14.2 regarding Landlord's obligations and Article 16 regarding the restoration of damage caused by fire and other perils, Tenant shall, at all times during the Lease Term, clean, keep, and maintain in good order, condition, and repair the Premises and every part thereof, through regular and annual inspections and servicing, including but not limited to (i) all plumbing within the Premises (including all sinks, toilets, faucets and drains), and all ducts, pipes, vents, or other parts of the HVAC or plumbing system, (ii) all fixtures, interior walls, floors, carpets, and ceilings, (iii) the roots (including routine roof maintenance and repair of all roof leaks on the roof over the Premises but excluding replacement of the roof), (iv) all windows, doors, entrances, plate glass, showcase, and skylights (including cleaning both interior and exterior surfaces), (v) all electrical facilities, wiring and equipment, including lighting fixtures, lamps, bulbs and tubes, fans, vents, exhaust equipment in the Premises; (vi) any automatic fire extinguisher equipment and systems (including fully sprinkler testing) in the Premises, and (vii) interior and exterior surfaces repainting. Tenant shall replace any damaged or broken glass in the Premises (including all interior and exterior doors, windows, and showcases) with glass of the same kind, size, and quality. Tenant shall repair any damage to the Premises (including exterior doors and windows) caused by vandalism or any unauthorized entry. Tenant shall be responsible for and shall maintain, repair and replace when necessary HVAC equipment which serves the Premises and shall keep the same in good condition through regular inspection and servicing, throughout the Lease Term utilizing competent personnel. Tenant shall maintain continuously throughout the Lease Term a service contract for HVAC equipment, reasonably satisfactory to Landlord. Tenant shall furnish Landlord with a copy of the HVAC service contract which shall provide that the service contract may not be canceled or changed without at least thirty (30) days prior written notice to Landlord. All repairs and replacements required of Tenant shall be promptly made with materials of like kind and quality. If the work affects the structural parts of the Building then Tenant shall first obtain Landlord's written approval of the scope of work, plans therefor, materials to be used, and the contractor.

14.2	Landlord's Obligation to Maintain: Except as expressly
provided in paragraph 14.1, Landlord shall repair and maintain the structural parts of the Building, which structural parts include only the foundations, exterior walls columns foundations, roof structure (excluding ordinary maintenance and repair of leaks) and floors (provided Tenant does not exceed the floor loading capacity) located on the Premises so that the same are kept in good order and repair. Landlord shall not be responsible for repairs required by any accident, fire or other peril, except as otherwise required by Article 16 or for damage caused to any part of the Premises by any act, negligence or omission of Tenant or its agents, contractors, employees or invites to the extent not covered by insurance required to be carried herein. Landlord may engage contractors of its choice to perform the obligations required of it by this Article, and the necessity of any expenditure made to perform such obligations shall be at the sole discretion of Landlord. It is an express condition precedent to all obligations of Landlord to repair and maintain that Tenant shall have notified Landlord of the need for such repairs and maintenance.

15, INSURANCE

15.1	Landlord's Insurance: Operating Expenses shall include all
property, liability, and other insurance carried by Landlord with respect to the Property, including, without limitation, the cost of property insurance (including, at Landlord's option, earthquake and flood coverage) procured by Landlord covering the full replacement cost of the Building and the Premises, excluding coverage of all Tenant's personal property on or in the Premises. Tenant agrees not to do anything or fail to do anything which will violate the terms of any such insurance, increase the cost of such insurance or prevent Landlord from procuring policies satisfactory to Landlord. Tenant shall pay any increases in insurance premiums resulting from the nature of Tenant's occupancy or any act or omission of Tenant.

15.2	Tenant's Insurance: Tenant agrees to maintain in full force
and effect at all times during the Term, at its own expense, for the protection of Tenant and Landlord, as their interest may appear, policies of insurance issued by a responsible carrier or carriers reasonably acceptable to Landlord which afford the following coverages:

(i) Worker's Compensation - Statutory limits.

(ii) Employer's liability - Not less than:

	Bodily Injury by Accident $250,000 each accident

	Bodily Injury by Disease $250,000 policy limit

	Bodily Injury by Disease $250,000 each employee

(iii) Property Insurance insuring the Tenant's business personal property against direct risk of loss, and insuring Tenant's business income. Coverage shall be provided on coverage forms at least as broad as the standard Building and Personal Property Coverage Form (CP0010), Business Income Coverage Form (CP0030), Boiler and Machinery Coverage Form (BM0025), Causes of Loss Special Form (CP1030), and Sprinkler Leakage - Earthquake Extension (CP1039) all as published by ISO Commercial Risk Services, Inc. Replacement cost valuation must apply. The limit of coverage required for business personal property shall approximate the current replacement cost value of such business personal property. The limit of coverage for business income shall be equal to one-half of the Tenant's annual total anticipated net earnings.

(iv) At Tenant's sole cost and expense, the Tenant shall procure and maintain throughout the lease term (and any extensions thereto Commercial General Liability Insurance ("Insurance") on a coverage form at least as broad as the most recent edition of Commercial General Liability Coverage Form (CG0001) published by the Insurance Services Office, Inc. naming the Landlord as Additional Insured using an endorsement form at least as broad as the most recent edition of Additional Insured-Managers or Lessors of Premises Endorsement Form (CG2011) as published by the Insurance Services Office, Inc. The limits of such insurance shall be no less than:

Each Occurrence Limit	$2,000,000
General Aggregate Limit	$2,000,000
Products/Completed Operations Aggregate Limit	$2,000,000
Personal Injury and Advertising Injury Limit	$1,000,000
Fire Damage (Any One Fire)	$50,000
Medical Expense (Any One Person)	$5,000

covering Bodily Injury, Personal Injury and Property Damage Liability occasioned by or arising out or in connection with the use, operation and occupancy of the Premises. The Landlord retains the right to require reasonable increases in these limits from time to time. Such Commercial General Liability insurance policy must cover events that occur during the policy period regardless of when the claim is made. This Insurance shall be primary insurance to any other insurance that may be available to Landlord except for Landlord's sole negligence. Any other insurance available to Landlord shall be non-contributing with and excess to this Insurance.

15.3	Certificates: Tenant shall deliver to Landlord, concurrent
with execution of this Lease, certificates of insurance, and, with respect to the insurance policy described in subparagraph 15.2(iv) above a copy of the Additional Insured - Managers of Lessors of Premises Endorsement (CG2011). Such Certificate shall provide an obligation by the insurer to notify the Landlord in writing at least 30 days prior to cancellation Of non-renewal of any such insurance. Tenant shall deliver to Landlord renewal certificate at least 30 days prior to the expiration of any insurance policy required hereunder.

15.4	Increased Coverage: Upon demand, Tenant shall provide
Landlord, at Tenant's expense, with such increased amount of existing insurance, and such other insurance as Landlord or Landlord's lender may reasonably require to afford Landlord and Landlord's lender adequate protection.

15.5	Co-Insurer: If, on account of the failure of Tenant to
comply with the foregoing provisions, Landlord is adjudged a co-insurer by its insurance carrier, then, any loss or damage Landlord shall sustain by reason thereof, including attorneys' fees and costs, shall be borne by Tenant and shall be immediately paid by Tenant upon receipt of a bill therefor and evidence of such loss.

15.6	No Limitation of Liability: Landlord and its Agents make no
representation that the limits of liability specified to be carried by Tenant under this Lease are adequate to protect Tenant. If Tenant believes that any such insurance coverage is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate.

15.7	Insurance Requirements: All such insurance shall be in a
form satisfactory to Landlord and shall be carried with companies that have a general policy holder's rating of not less than "A" and a financial rating of not less than Class "X" in the most current edition of Best's Insurance Reports; shall provide that such policies shall not be subject to non-renewal or cancellation except after at least thirty
(30) days' prior written notice to Landlord; and shall be primary as to Landlord. The policy or policies, or duly executed certificates for them, together with satisfactory evidence of payment of the premium thereon shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, but shall not be required to, order such insurance at Tenant's expense and Tenant's reimbursement to Landlord for such amounts shall be deemed Additional Rent. Such reimbursement shall include all sums disbursed, incurred or deposited by Landlord including Landlord's costs, expenses and reasonable attorney's fees with interest thereon at the Agreed Interest Rate.

15.8	Landlord's Disclaimer: Landlord and its Agents shall not be
liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Premise, or the Building, or from the pipes, appliances or plumbing works therein or from the root; street or subsurface or whatsoever, except to the extent caused by or due to the sole gross negligence or willful acts of Landlord. Tenant shall give prompt written notice to Landlord in case of a casualty or accident on or about the Premises.

15.9	Waiver of Subrogation. Notwithstanding anything to the
contrary contained herein, to the extent of insurance proceeds received with respect to the loss, Tenant and Landlord each hereby waive any right of recovery against the other party for any loss or damage maintained by such other party with respect to the Building, the Premises, the contents of same, or any operation therein, whether or not such loss is caused by the fault or negligence of such other party. Landlord and Tenant shall each obtain from their respective insurers under all policies of property, liability, and other insurance maintained by either of them at any time during the term hereof insuring or covering the Building, the Premises or any portion thereof or operations therein, a waiver of all rights of subrogation which the insurer of one party might have against the other party, and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys' fees, resulting trom the failure to obtain such waiver.

16. DAMAGE AND DESTRUCTION TO PREMISES

16.1	Landlord's Dutv to Restore: If the Premises or Building is
damaged by any peril, or by any risk covered by insurance, Landlord shall restore the Premises unless the Lease is terminated by Landlord pursuant to paragraph 16.2 or by Tenant pursuant to paragraph 16.3. All insurance proceeds available from the fire and property damage insurance required to be carried pursuant to paragraph 15.2 shall be paid to and become the property of Landlord and Tenant shall reimburse Landlord for the amount of the deductible thereunder. If this Lease is terminated pursuant to either paragraph 15.2 or 15.3, then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord's property or would become Landlord's property on the termination of this Lease shall be paid to and become the property of Landlord. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, (which Landlord shall use best efforts to obtain with all due diligence). Landlord shall promptly commence and diligently prosecute to completion the restoration of the Premises, to the extent then allowed by law, to substantially the same condition in which the Premises were immediately prior to such damage. Landlord's obligation to restore shall be limited to the structural portion of the Premises and interior improvements constructed by Landlord as they existed as of the Commencement Date, and any Leasehold Improvements, but not Trade Fixtures and/or personal property constructed or installed by Tenant in the Premises.

16.2	Landlord's Right to Terminate: Landlord shall have the
option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within forty-five (45) days after the date of such damage:

	16.2.1	The Premises or the Building is damaged by any
peril and such damage is fully covered (other than any policy deductible amount) by available insurance proceeds, to such an extent that the estimated cost to restore such damage exceeds thirty-three and one-third percent (33-1/3%) of the then actual replacement costs of the Building;

	16.2.2	The Building or the Premises is damaged by any
peril and such damage is not fully covered by available insurance proceeds, to such an extent that the estimated cost to restore such damage exceeds five percent (5%) of the then actual replacement cost thereof, provided, however, that Tenant can elect to pay for the restoration and, in that event, Landlord's option is nullified.

	16.2.3	The Premises or the Building is damaged by any
peril during the last twelve (12) months of the Lease Term to such an extent that the estimated cost to restore equals or exceeds an amount equal to six (6) times the Base Monthly Rent; provided, however, that Landlord may not terminate this Lease pursuant to this subparagraph if Tenant, at the time of such damage, has an express written option to further extend the term of this Lease and Tenant exercises such option to so further extend the Lease Term within fifteen (15) days following the date of such damage in which event Landlord's termination shall be nullified.

16.3	Tenant's Right to Terminate:

	16.3.1	If the Premises or any portion of the Building
is damaged by any peril necessary to Tenant's occupancy of the Premises and Landlord does not elect to terminate this Lease pursuant to paragraph 16.2, then within forty-five (45) days of the date of damage, Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord may be completed with all due diligence. Tenant shall have the following option to terminate this Lease either in whole or in part in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within seven (7) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

	16.3.1 (i)	Tenant may terminate this Lease if the damage is
caused by any peril and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Premises cannot be substantially completed within one hundred eighty (180) days after any insurance claims have been adjusted and a building permit and all other governmental approvals necessary to repair the damage have been obtained; or

	16.3.2 (ii)	Tenant may terminate this Lease if Premises or
any portion of the Building necessary to Tenant's occupancy of the Premises is damaged by any peril during the last year of the Lease and
(a) such damage affects more than twenty percent (20%) of the rentable area within the Premises that would be affected by Tenant's exercise of its option to terminate, and (b) such damage cannot be substantially restored within ninety (90) days following the date of such damage.

16.4	Abatement of Rent: In the event of damage to the Premises
which does not result in the termination of this Lease, and provided that such damage was not caused by the negligence of Tenant, its employees, agents, or contractors, the Base Monthly Rent shall be temporarily abated from the date of damage and during the period of restoration in proportion to the degree to which Tenant's use of the Premises is impaired by such damage, provided however, the amount of rent abated shall not exceed the amount of rent loss insurance paid to Landlord. Tenant shall not be entitled to any compensation from Landlord for loss of Tenant's property or to Tenant's business caused by such damage or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

17. CONDEMNATION

17.1	Taking of Premises: If all or any part of any of the
Premises is taken by means of (i) any taking by the exercise of the power of eminent domain, whether by legal proceedings or otherwise, (ii) a voluntary sale or transfer by Landlord to any condemnor under threat of condemnation or while legal proceedings for condemnation are pending, or (iii) any taking by inverse condemnation (a "Condemnation"), then Landlord shall have the option to terminate this Lease. If all or any part of any of the Premises is taken by Condemnation and Premises cannot be reconstructed within a reasonable period of time and thereby made reasonably suitable for Tenant's continued occupancy, then Tenant shall have the option to terminate this Lease. Any such option to terminate by either Landlord or Tenant must be exercised within thirty (30) days after the date of the taking to be effective as of the date that possession of the Premises is taken by the condemnor.

17.2	Restoration Following the Taking: If any part of the
Premises is taken by Condemnation and this Lease is not terminated, then Landlord shall make all repairs and alterations that are reasonably necessary to make that which is not taken a complete architectural unit including sufficient access, but Landlord shall not be obligated to spend more than the amount of any condemnation award recovered by Landlord for such restoration. During such repairs or alterations there shall be an abatement of rent in the same proportion that the floor area of any part of the Premises being so repaired or altered bears to the original floor area of the entire Premises.

17.3	Abatement of Rent: Except in the case of a temporary taking, if any portion of the Premises is taken by Condemnation and this Lease is not terminated, then as of the date possession is taken by the Condemnor, the Base Monthly Rent shall be reduced in the same proportion that the floor area of any part of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of all the entire Premises.

17.4	Temporary Taking: If any portion of the Premises is
temporarily taken by Condemnation for a period which does not extend beyond the natural expiration of the Lease Term, then this Lease shall continue in full force and effect, and the Base Monthly Rent shall be reduced in the same proportion that the floor area of any part of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the entire Premises except that the Base Monthly Rent reduction shall not exceed the available rent abatement insurance proceeds available under loss of rents insurance carried by Landlord. If any portion of the Premises is temporarily taken by Condemnation for a period which extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant's ability to use the Premises, then Landlord and Tenant shall each independently have the option to terminate this Lease, effective on the date possession is taken by the condemnor.

17.5	Division of Condemnation Award: Any award made as a result
of any Condemnation of the Premises shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award, provided, however, that Tenant shall be entitled to receive any Condemnation award that is made directly to Tenant (i) for the taking within the term of the Lease personal property or trade fixtures belonging to Tenant, (ii) for the interruption of Tenant's business or its moving costs, or (iii) for loss of Tenant's goodwill. The rights of Landlord and Tenant regarding any Condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedures allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

18. TERMINATION AND HOLDOVER

18.1	Surrender of the Premises: Immediately prior to the
expiration or upon the earlier termination of this Lease, Tenant shall remove all Tenant's trade fixtures and other personal property, repair all damage caused by the installation and removal of such property, and shall vacate and surrender the Premises to Landlord in the same condition as existed at the Commencement Date, reasonable wear and tear excepted, with all interior and exterior walls cleaned, all interior painted surfaces to be repainted in the original color, all holes in walls and floors repaired, all carpets shampooed and cleaned, all HVAC equipment on or within the Premises in good operating order and in good repair, and all floors cleaned and polished, all to the reasonable satisfaction of Landlord. Landlord may hire independent contractors to inspect any HVAC and electrical systems serving the Premises for the purpose of determining whether they have been properly maintained by Tenant, and Tenant shall pay the cost thereof within ten (10) days after receipt of a statement therefor from Landlord. If Tenant is required to remove any Leasehold Improvement then Tenant shall, prior to the expiration or earlier termination of this Lease, remove any such Leasehold Improvements, repair all damage caused by such removal, and restore the Premises to the condition existing prior to the time such removed Leasehold Improvements were initially installed. If the Premises are not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all reasonable and necessary costs incurred by Landlord in returning the Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate. Tenant shall also furnish, to the Landlord, a copy of a report by an independent environmental consultant indicating that there has been no contamination as a result of tenant's occupancy; and a copy of an approved closure plan from the relevant authorities. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants. Any personal property of Tenant or any other person left on the Premises after Tenant has abandoned and Landlord may dispose of such property in accordance with the provisions of California Civil Code Sections 1980-1991. Failure to surrender Premises to standards set by this paragraph 18.1 will be deemed a month to month holding over, at Landlord's option.

18.2	Holding Over: This Lease shall terminate without further
notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term without Landlord's written consent shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Premises. Any holding over after such expiration with the written consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable except that Base Monthly Rent shall be increased in an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent required during the last month of the Lease Term.

19. ASSIGNMENT AND SUBLETTING

19.1	By Tenant: Tenant shall not sublet all or any part of the
Premises or assign or encumber any of its interest in this Lease, whether voluntary or by operation of law.

19.2	By Landlord: Landlord and its successors in interest shall
have the right to transfer their interest in the Premises at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, (i) shall be relieved of all further liability for the performance of the obligations of the Landlord hereunder accruing after the effective transfer date, to the extent that transferee agrees in writing to assume and be bound by the terms of this Lease and to perform all obligations of the landlord hereunder and (ii) in the event of such assumption, shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder that may accrue after the date of transfer. As used herein, the term "Landlord shall mean the Landlord originally named herein, but following any transfer of its interest in the Premises, the term "Landlord" shall transfer of its interest in the Premises, the term "Landlord" shall thereafter mean the transferee of such interest.

20. INDEMNITY

Tenant hereby waives all claims against Landlord for damage to any property or injury or death of any person in, upon or about the Premises arising at any time and from any cause other than solely by reason of the negligence or willful act of Landlord, its employees or contractors, and Tenant shall hold Landlord harmless from any damage to any property or injury to or death of any person arising from the use of the Premises, the Building, or the Property by Tenant, its agents, employees, contractors and invites, except such as is caused solely by the negligence or willful act of Landlord, its contractors or employees. The foregoing indemnity obligation of Tenant shall include reasonable attorneys' fees, investigation costs and all other reasonable costs and expenses incurred by Landlord from the first notice that any claim or demand is to be made or may be made. The provisions of this Article 20 shall survive the termination of this Lease with respect to any damage, injury or death occurring prior to such termination.

21. DEFAULT AND REMEDIES

21.1	Events of Tenant's Default: Tenant shall be in default of
its obligations under this Lease if any of the following events occurs:

	21.1.1	Tenant fails to pay any Base Monthly Rent or
Additional Rent due pursuant to paragraph 10.2, when due;

	21.1.2	Tenant fails to pay any sum, other than Base
Monthly Rent and additional rent pursuant to paragraph 10.2 hereunder, when due and such failure is not cured within seven (7) days after written notice that such payment was due; or

	21.1.3	Tenant fails to perform any term, covenant, or
condition of this Lease except those requiring the payment of money to Landlord and Tenant fails to cure such default within ten (10) days after delivery of written notice from Landlord specifying the nature of such default where such default could reasonably be cured within said ten (10) day period, or fails to commence such cure within said ten (10) day period and thereafter continually with due diligence prosecute such cure to completion where such default cannot reasonably be cured within said ten (10) day period; or

	21.1.4	Tenant makes a general assignment of its assets
for the benefit of its creditors; or

	21.1.5	There occurs an attachment of, execution on, the
appointment of a custodian or receiver with respect to, or other judicial seizure of substantially all of Tenant's assets, any property of Tenant essential to the conduct of Tenant's business in the Premises, or the leasehold created by this Lease, and Tenant fails to obtain a return or release of such property within thirty (30) days thereafter or prior to sale or other disposition, whichever is earlier, or

	21.1.6	Tenant abandons the Premises; or

	21.1.7	A court makes or enters any decree or order with
respect to Tenant or Tenant submits to or seeks a decree or order (or a petition or pleading is filed in connection therewith) which: (i) grants or constitutes (or seeks) an order for relief, appointment of a trustee, or confirmation of a reorganization plan under the bankruptcy laws of the United States, (ii) approves as properly filed (or seeks such approval of) a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor's relief law or statute of the United States or any state thereof; or (iii) otherwise directs (or seeks) the winding up or liquidation of Tenant; provided, however, that if any such petition, decree or order is not voluntarily filed or made by Tenant, that Tenant shall not be in default;dull until such petition, decree or order is not voluntarily filed or made by Tenant, that Tenant shall not be in default until such petition, decree or order remains undischarged for a period of thirty (30) days.

21.2	Landlord's Remedies: In the event of any default by Tenant,
Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

	21.2.1	Landlord may, at Landlord's election, keep this
Lease in effect and enforce by an action at law or in equity all of its rights and remedies under the Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action,
(ii) the right to make payments required of Tenant or perform Tenant's obligations and be reimbursed-Lourdes by Tenant for the cost thereof with interest at 5% per month from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease, to the extent permitted by law, and (iv) the right to cause a receiver to be appointed to administer the Premises.

	21.2.2	In the event Tenant breaches this Lease and
abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease, which Landlord may do at the time of such breach and abandonment or at any time thereafter and which shall cause this Lease to terminate, regardless of whether Landlord has theretofore exercised any other of its remedies. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach will constitute a termination of Tenant's right to possession unless Landlord gives Tenant written notice of termination. Should Landlord not terminate this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4.

	21.2.3	Landlord may, at Landlord's election, terminate
this Lease by giving Tenant written notice and on the date specified in such notice, Tenant's right to possession shall terminate, and this Lease shall terminate. No act by or on behalf of Landlord intended to mitigate the adverse effect of Tenant's default shall constitute a termination of the Lease or Tenant's right of possession unless Landlord gives Tenant written notice of termination. Any such termination shall not relieve Tenant from the payment of any sums then due Landlord or from any claim for damages resulting from Tenant's default. Following termination of the Lease, and without prejudice to any other remedies Landlord may have, Landlord may then or any time thereafter (i) peaceably re-enter the Premises upon voluntary surrender by Tenant or expel or remove Tenant therefrom together with any other persons occupying it, using such legal proceedings as are then available, (ii) repossess and use the Premises or re-let it or any part thereof for such term, at such rent, and upon such other terms and conditions as Landlord in its sole discretion may determine, and (iii) remove all property of Tenant therefrom at Tenant's expense.

	21.2.4	In the event Landlord terminates this Lease,
Landlord shall be entitled, at Landlord's election, to damages in an amount as set forth in California Civil Code Section 1951.2. For purposes of computing damages pursuant to said Section 1951.2, (i) the Agreed Interest Rate shall be used where permitted, and (ii) rent due under this Lease shall include the Base Monthly Rent and the additional rent due under Articles 10 and 11, determined on a monthly basis where necessary to compute such damages. Such damages shall include without limitation:

	21.2.4(1) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus two percent (2%); and

	21.2.4(2) Any other amount necessary to compensate Landlord for all detriment caused by Tenant's failure to perform Tenant's obligations under this Lease, including, without limitation, the reasonable and necessary: (i) expenses for cleaning, repairing or restoring the Premises; (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of Leasehold Improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to a new tenant, or otherwise); (iii) broker's fees, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities, and security precautions;
(v) expenses in retaking possession of the Premises; and (vi) attorneys' fees and court costs incurred by Landlord in retaking possession of the Premises and in re-leasing the Premises or otherwise incurred as a result of Tenant's default.

	21.2.5	Nothing in this paragraph shall limit Landlord's
right to indemnification from Tenant.

	21.2.6	Tenant hereby waives all right now or hereafter
existing to redeem the Premises after termination pursuant to this Article or by order or judgment of any court or by any legal process.

21.3	Landlord's Default: Landlord shall be deemed in default
hereunder only if Landlord fails to perform any of its obligations under this Lease and fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period.

21.4	Waiver: One party's consent to or approval of any act by the other party requiring the first party's consent or approval shall not be deemed to waive or render unnecessary the first party's consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

22. LANDLORD'S RIGHT TO ENTER

Landlord or its agents may enter the Premises at any reasonable time upon twenty-four (24) hour prior notice in writing or by telephone, except in case of emergency, for the purpose of (i) inspecting the same,
(ii) posting notices of nonresponsibility, (iii) supplying any service to be provided by Landlord to Tenant, (iv) showing the Premises to prospective purchasers, mortgagees or tenants, (v) making necessary alterations, additions or repairs required or permitted to be made, (vi) placing upon the Premises ordinary "for sale" signs reasonably located,
(vii) In the absence of Tenant exercising its option to renew within the time period prescribed in paragraph 35.1.1, placing upon the Premises ordinary "For Lease" signs, (viii) in case of any emergency and/or (ix) to determine whether Tenant is complying with its obligations hereunder. Tenant hereby waives any claims for damages for any injury or inconvenience or interference with Tenant's business, or any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by such entry. For each of the aforesaid purposes, Landlord may enter the Premises by means of a master key, and Landlord shall have the right to use any means Landlord may deem necessary to enter the Premises in an emergency and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction (actual or constructive) of Tenant from the Premises or any portion thereof.

23. SUBORDINATION

23.1	This Lease, and any Option granted hereby, at Landlord's
option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Property and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Such subordination shall be conditioned upon a commitment contained in the document evidencing the senior obligation, or written commitment from the holder thereof, that, notwithstanding such subordination, Tenant's right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee or ground Landlord shall elect to have this Lease and any Option granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Option shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Option are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.

23.2	Tenant agrees to execute any documents required to
effectuate an attornment, a subordination or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Tenant's failure to execute such documents within ten (10) days after written demand shall constitute a material default by Tenant hereunder without further notice to Tenant or, at Landlord's option, Landlord shall execute such documents on behalf of Tenant as Tenant's attorney-in-fact. Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant's attorney-in-fact and in Tenant's name, place and stead, to execute such documents in accordance with this paragraph 23.

24. TENANT'S ATTORNMENT

Tenant shall attorn (i) to any purchaser of the Premises at any foreclosure sale or private sale conducted pursuant to any security instrument encumbering the Premises, or (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure.

25. MORTGAGEE PROTECTION

In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender whose name has been provided to Tenant and shall otter such Lender a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure.

26. ESTOPPEL CERTIFICATE AND FINANCIAL STATEMENTS

Tenant agrees, following any request by Landlord, to promptly execute and deliver to Landlord an estoppel certificate upon which Landlord and any others it designates may rely (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or if there are stating their nature, and (iv) certifying such other information about the Lease as may be reasonably required by Landlord. Tenant's failure to deliver an estoppel certificate within ten (10) days after delivery of Landlord's request therefor shall be a conclusive admission by Tenant that, as of the date of the request for such statement, (i) this Lease is unmodified except as may be represented by Landlord in said request and is in full force and effect, (ii) there are no uncured defaults in Landlord's performance, and (iii) no rent has been paid in advance. At any time during the Lease Term, Tenant shall, upon ten (10) days prior written notice from Landlord, provide Tenant's most recent financial statement and financial statements covering the twenty-four (24) months prior to the date of such most recent financial statement to any existing Lender or to any potential Lender or buyer of the Premises. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

27. FORCE MAJEURE

Any prevention or delay due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefore, governmental restrictions, regulations, action or inaction, civil commotion, fire or other acts of God, or other causes beyond the reasonable control of the party obligated to perform (except financial inability) shall excuse the performance, for a period equal to the period of any said prevention or delay, of any obligation hereunder except the obligation of Tenant to pay rent.

28. NOTICES

All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given when deposited in the United States mail, certified or registered, postage prepaid, and addressed as follows: to Tenant, at 500 McCarthy Boulevard, Milpitas, CA 95035, or to such other place as Tenant may from time to time designate in a notice to Landlord; to Landlord c/o GSIC Realty Corporation, 255 Shoreline Drive, Suite 600, Redwood City, California 94065 or to such other place as Landlord may from time to time designate in a notice to Tenant. Tenant hereby appoints as its agent to receive the service of all dispossessor or distraint proceedings and notices thereunder the person in charge of or occupying the Premises at the time, and, if no person shall be in charge of or occupying the same, then such service may be made by attaching the same on the main entrance of the Premises.

29. ATTORNEY'S FEES

If as a result of any breach or default in the performance of any of the provisions of this Lease, Landlord uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease or evict Tenant, Tenant shall reimburse Landlord upon demand for any and all attorneys' fees and expenses so incurred by Landlord, provided that if Tenant shall be the prevailing party in any legal action brought by Landlord against Tenant, Tenant shall be entitled to recover for the fees of its attorneys in such amount as the court may adjudge reasonable.

30. CORPORATE AUTHORITY

If Tenant is a corporation (or a partnership), each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation (or partnership in accordance with the partnership agreement of said partnership) and that this Lease is binding upon said corporation (or partnership) in accordance with its terms. If Tenant is a corporation, Tenant shall, concurrently with execution of this Lease, deliver to Landlord a certified copy of the resolution of the board of directors of said corporation authorizing or ratifying the execution of this Lease.

31. MISCELLANEOUS

31.1	Should any provision of this Lease prove to be invalid or
illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms "shall", "will", and "agree" are mandatory. The term "may" is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Landlord shall not become or be deemed a partner or a joint venturer of Tenant by reason of this Lease.

31.2	In the event that the original Landlord hereunder, or any
successor owner of the Property, shall sell or convey the Property, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease, accruing after such transfer shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

32. LIMITATION ON TENANT'S RECOURSE

The liability of Landlord under this Lease shall be, and is hereby limited to, Landlord's interest in the Property, and no other assets of Landlord shall be affected by reason of any liability which Landlord may have to Tenant or to any other person by reason of this Lease.

33. BROKERAGE COMMISSIONS

Tenant warrants that it has not had any dealings with any real estate brokers or salesmen or incurred any obligations for the payment of real estate brokerage Commissions or finder's fees which would be earned or due and payable by reason of the execution of this Lease other than Cornish & Carey Oncor International paid by Landlord pursuant to Listing Agreement between J. R. Parrish, Inc. and Landlord. Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any claim by any other broker, agent, or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this Lease.

34. RULES AND REGULATIONS

Tenant shall, after notice thereof, comply with any rules and regulations which may from time to time be promulgated by Landlord with respect to the use of the Premises or the Property, and any amendments or modifications thereof ("Rules and Regulations"). Landlord shall not be responsible to Tenant for the violation of the Rules and Regulations by any other tenant or occupant of the Property.

35. OPTIONS TO EXTEND LEASE

35.1	At the expiration of the initial term, and if Tenant is not
in default of any of the terms and conditions of this Lease, Tenant shall have one option (the "First Option") to extend this Lease for an additional twenty-four (24) month term (from August 1, 1996 to July 31,
1998) (the "First Extended Term") for the Premises. Base Monthly Rent for the First Extended Term shall be sixty thousand six hundred sixty and 60/100 dollars ($60,660.60). Such option will require at least four
(4) months advance written notice, and must be exercised no earlier than February 1, 1996 nor later than April 1, 1996.

35.2	At the expiration of the First Extended Term, and if Tenant
is not in default of any of the terms and conditions of this Lease, Tenant shall have one option (the "Second Option") to extend this Lease for an additional twenty-tour (24) month term (from August 1, 1998 - July 31, 2000) (the "Second Extended Term") for the Premises. Base Monthly Rent for the Second Extended Term shall be at 95% of fair market net rental value as defined below, but no less than the Base Monthly Rental in the last month of the First Extended Term. Such option will require at least tour (4) months advance written notice, and must be exercised no earlier than February 1, 1998 nor later than April 1, 1998. Landlord and Tenant shall meet, negotiate and attempt to agree upon the fair market net rental value for the Premises for the Second Extended Term. If Landlord and Tenant have not agreed in writing on such fair market net rental value within thirty (30) days after Landlord's receipt of Tenant's written notice of exercise of the Third Option, then upon written notice of either party to the other requesting a determination of such fair market net rental value by real estate brokers, such fair market net rental value shall be determined by real estate brokers in accordance with the terms of sub-paragraph 35. 3.1 below.

	35.2.1	Each party shall select (and pay the fees of) a
disinterested real estate broker with at least five (S) years of commercial real estate experience in Santa Clara County. Each party shall, within ten (10) days after the notice of request for the determination of fair market net rental value by brokers, notify the other party of the name and address of the real estate broker selected by such party. If either Landlord or Tenant shall fail timely to so select a broker, the selected broker shall select the second broker (subject to the above selection criteria) within ten (10) days after the failure of Landlord or Tenant, as the case may be, to so select. The two brokers selected shall attempt to determine the fair market net rental value of the Premises. The term "fair market net rental value" as used in this Lease shall mean the rental rate per square foot prevailing at the commencement of the extended term for leases with terms of five (S) years or less then being entered into for uses permitted under paragraph 6 of this Lease of premises comparable to the Premises in Santa Clara County. The decision of each broker shall be in writing and a copy thereof shall be given to Landlord and Tenant promptly after such decisions are rendered. In the event that within thirty (30) days after the first of such notices of request for determination of said fair market net rental value by brokers is received the two selected brokers cannot agree upon said fair market net rental value, then they shall select a third disinterested real estate broker with at least five (S) years of commercial real estate experience in Santa Clara County. The fees of the third broker shall be borne equally by Landlord and Tenant. In the event a third such broker has not been selected within five (S) days following the expiration of said thirty (30) day period, then the third broker shall be selected by the then presiding Judge of the Superior Court in and for the County of Santa Clara. The third broker shall select either the Landlord's broker's opinion of the fair market net rental value of the Premises or the Tenant's broker's opinion of such fair market net rental value. Until such time as the Basic Rent is determined as aforesaid, Tenant shall pay as Base Monthly Rent for the Premises rental at the rate which was last in effect under this Lease, and upon the final resolution of such rent pursuant to the foregoing, the parties shall forthwith settle accounts and either pay or return an appropriate amount to reflect such resolution.

	35.3	All of the terms, covenants and conditions of this
Lease shall remain in effect during each of the First and Second Extended Terms (collectively, the "Extended Terms" and in the singular, an "Extended Term"). The First and Second Options (collectively, the "Options" and in the singular, an "Option") are personal to Tenant. If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest under the Lease prior to the exercise of an Option, the option rights shall terminate. If Tenant subleases any portion of the Premises or assigns or otherwise transfers any interest of Tenant under the Lease after the exercise of an Option but prior to the commencement of the Extended Term of the Option, such Option shall terminate and the Term of the Lease shall expire as if the Option were not exercised.

	35.4	If Tenant fails to deliver to Landlord written notice
of the exercise of any of the Options within the time period prescribed above, the Option and all subsequent Options if any shall lapse, and there shall be no further right to extend the Term. "Term", as used in the Lease, shall be deemed to include the Extended Term or Extended Terms of the exercised Option or Options. Each Option shall be exercisable by Tenant on the express conditions that (i) at all times prior to the exercise of an Option, and thereafter at all times prior to the commencement of an Extended Term, no default shall have occurred under the Lease and (ii) Tenant has not been late in the payment of rent more than a total of three (3) times during the Term of the Lease.

36. OPTION TO TERMINATE LEASE

Tenant may terminate the Lease at the end of the twenty-fourth month of the Term by giving to the Landlord written notice at least one hundred and twenty (120) days prior to the end of the twenty-fourth month of the Lease together with the payment of the amount of one hundred and fifty thousand dollars ($150,000) to the Landlord.

37. ENTIRE AGREEMENT

The Lease, and Exhibits A through C, which are executed by Landlord and Tenant concurrently with this Lease and are attached hereto (and by this reference incorporated herein), are the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Landlord and Tenant each expressly waive all claims for damage by reason of any statement, representation, warranty, promise or other agreement by Landlord or Tenant or their respective agent(s), if any, not contained in this Lease or in any addendum or amendment hereto. No subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Leased with the intent to be legally bound thereby.


Tenant:	Quantum Corporation
By:		Joseph T. Rodgers
Its:		Executive Vice President, Finance

Landlord:	Milpitas Realty Delaware, Inc.
By:		S. Bradford
Its:		Senior Investment Manager

By:
Its:		Senior Investment Officer

EXHIBIT A-1 IS A MAP OF THE PREMISES
EXHIBIT A-2 IS A PROPERTY MAP INCLUDING THE OUTLINING STREETS

EXHIBIT B - Tenant Improvements - BELOW

1.	Landlord's Work.

Tenant shall accept, and Landlord shall deliver subject Premises in "as is" condition and repair, with all existing overhead doors/load levelers, lighting, plumbing, roof membrane, mechanical and electrical systems in good working order. Landlord shall also perform, at its own expense, the following items in the Premises:

	(a) Toxic Materials: Landlord will furnish Lessee with the
"G.E. Calma Closure Plan" for the premises on file with the city of Milpitas, for Tenant's review and approval. Landlord will be responsible for the removal, if required, of any toxic materials discovered or known to exist on the site prior to August 1, 1993, including the removal of any asbestos tiles or carpet.

	(b) Compliance with ADA: As of the Lease execution date, Landlord shall, where required by any applicable authority including but not limited to this American with Disabilities Act of 1990, state, local, or municipal ordinances, cause to be constructed any exterior modifications to the existing structure required by such applicable authority in order to secure a Certificate of Occupancy. Tenant shall bear the cost of any such ADA or other accessibility modifications necessary due to Tenant's interior modifications or improvements to the premises.

2.	Tenant Improvements.

	(a) Except as provided in paragraph 1 above, Tenant shall construct and install in the Leased Premises improvements (the "Tenant Improvements") necessary or desirable for Tenant's use and occupancy pursuant to plans and specifications approved by Landlord as provided herein.

	(b) Tenant shall commence the Tenant Improvements as soon as reasonably possible after execution of the Lease, and shall continuously and diligently pursue such work to completion, as described in paragraph 7 below.

	(c) Tenant shall be allowed to remove portions of the existing interior improvements ("Demolition"), prior to installation of Tenant Improvements. Such Demolition shall be defined as part of the Plans and subject to Landlord's prior written approval. Tenant will not be required to replace such removed interior improvements at lease termination.

3.	Plan Approval.

	(a) Tenant shall submit to Landlord complete, finished architectural drawings and specifications (the "Plans") for the Demolition and the Tenant Improvements. Tenant's Plans shall be subject to Landlord's approval, which approval shall not unreasonably be withheld. Landlord shall notify Tenant of its approval or disapproval of Tenant's Plans, and if Landlord disapproves Tenant's Plans, the revisions that Landlord requires to obtain approval. Tenant and Tenant's architect or engineer shall meet with Landlord and/or Landlord's architect or engineer within a reasonable period of time after any request for such meeting by Landlord to answer questions or provide additional information with respect to Tenant's Plans. As promptly as reasonably possible thereafter, Tenant shall submit to Landlord modified Tenant Plans incorporating the revisions required by Landlord. The modified Tenant Plans shall be subject to Landlord's approval, which approval shall not unreasonably be withheld. The final Tenant Plans and specifications approved by Landlord shall be referred to as the "Final Plans".

	(b) Tenant shall cause two sets of reproducible Final Plans, marked final pricing and construction to be delivered to Landlord within 5 days after Landlord's approval of Final Plans.

	(c) Tenant may engage, at Tenant's sole expense, an architectural firm of its choice for preparation of the Plans subject to Landlord's approval, which approval shall not unreasonably be withheld, provided that such firm is duly licensed by the State of California.

	(d) Tenant shall not commence any work in the demised premises until Landlord has finally approved the Plans.

4.	Demolition and Tenant Improvement Allowance.

	(a) Landlord shall pay Tenant Improvement Costs (as defined below) up to $466,620 (the "Tenant Improvement Allowance") and Tenant shall pay the Tenant Improvement Costs in excess of the Tenant Improvement Allowance. Landlord shall not be obligated to pay any costs or expenses of any kind in connection with the Tenant Improvements in excess of the Tenant Improvement Allowance. Landlord shall pay the Tenant Improvement Allowance (or the cost of the Tenant Improvements, whichever is less) to Tenant pursuant to the provisions of paragraph 6 below.

	(b) Tenant Improvement Costs may include all hard costs of construction, for improvements installed by Tenant in the Leased Premises, permitting fees and the fees of Tenant's architect and engineer. Tenant Improvement Costs shall not include any of Tenant's equipment or other personal property or trade fixtures.

	(c) Before August 1, 1993, Tenant may request Landlord to pay an Additional Improvement Allowance of up to $466,620, and Landlord shall recover the amount paid as additional rent at the rate of $.033 per month for each of the thirty-six months of the Term for every $1 of Additional Improvement Allowance. When the Option to Terminate the Lease is exercised, Tenant shall reimburse Landlord in a lump sum the equivalent amount of $0.40 for every $1 of Additional Improvement Allowance.

5.	Construction Requirements.

	(a) Tenant shall employ a general contractor for the Demolition and Tenant Improvements duly licensed in the State of California and approved by Landlord, which approval shall not unreasonably be withheld. Upon request by Landlord, Tenant shall deliver to Landlord a copy of the construction contract entered into by Tenant and the general contractor. Construction of the Tenant Improvements shall be subject to Landlord's policies and schedules and shall be conducted in such a way as not to hinder, cause any disharmony with or delay work of improvements in the Building or the Property. Tenant's contractors shall employ only such labor as will not result in jurisdictional disputes or strikes or cause his harmony with other workers employed in the Building or the Property. The Tenant Improvements shall be constructed in a good and workmanlike manner and shall comply with all laws, codes and ordinances having jurisdiction over the Property.

	(b) Not less than 10 days prior to the date Tenant desires to commence the Demolition or the Tenant Improvements, it shall give a written request to Landlord setting forth or accompanied by all of the following:

	(l) A description and schedule for the work to be performed;

	(2) The names and addresses of all contractors, subcontractors and material suppliers who will construct the Tenant Improvements;

	(3) The approximate number of individuals, itemized by trade, who will be present in the demised premises;

	(4) Copies of all licenses and permits which may be required in connection with the Tenant Improvements;

	(5) Certificates of insurance indicating compliance with the insurance requirements set forth in Article 15 of the Lease;

	(6) Lien and completion bonds in an amount not less than the total Tenant Improvement Costs; and, at Landlord's request, evidence of the availability of funds sufficient to pay the Tenant Improvement Costs in excess of the Tenant Improvement Allowance.

All of the foregoing shall be subject to Landlord's approval, which approval shall not unreasonably be withheld.

	(c) If, in Landlord's opinion, any supplier, contractor or workman constructing the Tenant Improvements hinders or delays, directly or indirectly, any other work of improvement in the Building or the Property or performs any work which may or does impair the quality, integrity or performance of any portion of the Building or the Property, Landlord shall give notice to Tenant and immediately thereafter, Tenant shall cause such supplier, contractor or workman immediately to remove all of its tools, equipment and materials and to cease working in the Building. As additional rent under the Lease, Tenant shall reimburse Landlord for any repairs or corrections of any portion of the Building or the Property or the cost of any delays in work in the Building or the Property caused by or resulting from the actions or omissions of anyone constructing the Tenant Improvements.

	(d) During the progress of the work to be done by Tenant, such work shall be subject to inspection by representatives of Landlord who shall be permitted access and the opportunity to inspect, at all reasonable times, but this provision shall not in any way whatsoever create any obligation on Landlord to conduct such an inspection.

6.	Disbursements

Landlord shall disburse the Demolition Allowance and Tenant
Improvement Allowance to Tenant upon completion of each phase of the work, based on work completed, within 20 days after Tenant's application for payment and submission of the items listed below, subject to a ten percent (10%) retention to be disbursed to Tenant upon completion as described in paragraph 7 below.

	1.	An executed AIA Payment Application certified by
Tenant's architect;

	2.	Partial or full lien releases, as appropriate, from
all subcontractors.

Such progress payments shall be in an amount equal to the proportion which the Tenant Improvement Allowance bears to the Tenant Improvement Costs.

7.	Completion.

	(a)	Upon completion of the Tenant Improvements, Tenant
shall pay the general contractor the balance of all sums due in connection with the Tenant Improvements and deliver to Landlord (i) lien waivers from all contractors, subcontractors and suppliers of materials and equipment; (ii) an affidavit executed by the general contractor certifying the cost of the Tenant Improvements and stating that it has delivered to Landlord lien waivers from all subcontractors and suppliers and that the contractor has paid all debts or settled all claims for labor and materials in connection with the Tenant Improvements; and
(iii) an affidavit executed by Tenant that all contractors and suppliers in connection with the Tenant Improvements have been paid.

	(b) The Tenant Improvements shall be deemed completed when Tenant has complied with paragraph 7(a) and when Tenant's Architect shall furnish a certificate of substantial completion confirming that the Tenant Improvements have been substantially completed in accordance with the Plans and when a Certificate of Occupancy shall be issued with respect to the demised premises by the local authority having jurisdiction thereof.

	(c) Tenant shall, at Tenant's expense, deliver to Landlord a set of "as-built" plans and specifications for Tenant Improvements upon completion thereof.

8.	No Postponement of Rental

The commencement of rental under the Lease shall not be postponed due to delay of any nature, however arising in completion of the Tenant
Improvements.

RULES AND REGULATIONS

1.	Tenant, its employees, agents, contractors and invitees shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheeled pickup trucks, and bicycles. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces adjacent to Tenant's
Premises, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Project or with loading and with unloading areas of other tenants. All vehicles entering or parking in the parking areas shall do so at their owner's sole risk and Landlord assumes no responsibility for any damages, destruction, vandalism or theft. Tenant shall cooperate with Landlord in all measures implemented by Landlord to control abuse of the parking areas. Any vehicle in violation of the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subjected to other lawful consequences .

2.	Canvassing, soliciting and distribution of handbills or any other written material, and peddling on the Property are prohibited, and Tenant shall cooperate to prevent same.

3.	Landlord reserves the right to exclude or expel from the Property any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of the Rules and Regulations of the Property.

4.	Tenant shall comply with all safety, fire protection and
evacuation procedures and regulations established for the Property by Landlord or any governmental authority.

5.	Tenant assumes any and all responsibility for protecting its
Premises from theft, robbery and pilferage, which includes keeping doors locked and keeping closed other means of entry to the Premises. If Tenant requires telegraphic, telephonic, burglar alarm or similar services, Tenant shall first obtain, and comply with Landlord's instructions in their installation. Tenant shall make provision for the prompt termination of any sounding alarm and failure to do so shall constitute grounds for Landlord to require that Tenant's alarm be modified as reasonably directed by Landlord or removed.

6.	Tenant shall store all trash refuse and garbage within the
Premises or in designated areas established by Landlord.

7.	Forklifts which operate on asphalt paving areas shall not have solid rubber tires and shall only have tires that do not damage the asphalt.

8.	The sidewalks, driveways, entrances and exits of and associated with the Property shall be used only as a means of ingress and egress and shall remain unobstructed at all times. Loitering on any part of the Property and the obstruction of any of its means of ingress or egress shall not be permitted .

9.	Landlord may elect, from time to time, not to enforce any one or more of these Rules and Regulations with respect to Tenant or any other tenant, but no such election by Landlord shall be construed as a waiver of such Rules and Regulations or prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Property.

EXHIBIT C = "Permitted Substances"